Exhibit 99.2

Monogram Residential Trust, Inc. Announces Timing of Expected Listing on the New York Stock Exchange

Expects to Launch Tender Offer to Purchase approximately $100 million in Value of its Shares of Common Stock

PLANO, Texas — November 10, 2014 — Today Monogram Residential Trust, Inc. (Monogram) announced that it expects to list its shares of common stock on the New York Stock Exchange under the ticker symbol “MORE” on or about November 21, 2014, with completion of the listing subject to certain conditions. “This listing is the next step in our ongoing transformation of Monogram, following our self-management closing in June 2014, which we believe will increase our shareholders’ total return potential over the long term by providing access to additional capital,” said Mark Alfieri, Chief Executive Officer, President, Chief Operating Officer and Director of Monogram. “Monogram has a unique, high quality, diversified portfolio, comprised of Class A, highly amenitized, new multifamily communities located in coastal and major markets across the United States.  We have the youngest portfolio by age, with an average of 5 years, of any publicly-traded apartment REIT, and further, Monogram’s development portfolio positions the company to capture accretive growth as these properties are completed, leased up and stabilized.”

In conjunction with the listing on or about November 21, 2014, Monogram expects to commence a modified “Dutch Auction” tender offer (subject to all appropriate filings with the Securities and Exchange Commission) to purchase approximately $100 million in value of its shares of common stock. Monogram expects to allow shareholders to tender all or a portion of their shares. In the event that the tender offer is oversubscribed, proration of tendered shares will be calculated promptly after the offer expires. Monogram expects to fund the tender offer with cash on hand or borrowings available under its credit facility.

As part of the process, Monogram engaged Morgan Stanley & Co. LLC, as its investment bank and advisor in connection with the listing and tender offer, JP Morgan Securities LLC, as its capital markets advisor, Goodwin Procter LLP, as its legal counsel in connection with the listing and tender offer, DLA Piper US LLP as its corporate and securities legal counsel, and Silver Portal Capital, LLC, as a financial advisor.

About Monogram

Monogram Residential Trust, Inc. (Monogram), is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities located in the top 50 Metropolitan Statistical Areas of the United States. Monogram’s portfolio includes investments in 56 multifamily communities in 12 states comprising 16,126 apartment homes.

Important Information

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Monogram. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that Monogram intends to distribute to its stockholders and file with the Securities and Exchange Commission (SEC). The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which Monogram will distribute to stockholders and file with the SEC upon commencement of the tender offer. Stockholders are urged to read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that Monogram files with the SEC at the SEC’s website at www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. In addition, stockholders may obtain free copies of Monogram’s filings with the SEC from Monogram’s website at www.monogramres.com.

Forward Looking Statements

This press release contains forward-looking statements relating to the business and financial outlook of Monogram Residential Trust, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; and projected capital expenditures. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this document, including our ability to complete the listing of our common shares on the NYSE in a timely manner or at all; our ability to complete the tender offer in a timely manner or at all; the price at which shares of our common stock may trade on the NYSE, which may be higher or lower than the purchase price in the tender offer; and other factors described in the Risk Factors section of Monogram Residential Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Investor Relations:

Stephen Swett

786-248-6099
ir@monogramres.com

Media Contact:

Jason Chudoba, ICR

646-277-1249
Jason.Chudoba@icrinc.com

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